Exhibit 11
                         COMPUDYNE CORPORATION
            COMPUTATION OF EARNINGS PER COMMON AND COMMON
                           EQUIVALENT SHARE
              (In Thousands, Except for Per Share Data)



                                    Three Months Ended  Nine Months Ended
                                          September 30,    September 30,
                                          1997    1996     1997     1996
                                         -----   -----     -----    -----
Primary earnings (loss) per share:
---------------------------------
  Earnings from continuing operations   $  191  $   95    $  472  $  241
  Discontinued operations (loss)             -       -         -     (25)
                                         -----   -----     -----   -----
       Net earnings                     $  191  $   95    $  472  $  216
                                         =====   =====     =====   =====

 Weighted average common and common
   equivalent shares                     2,847   2,727     2,847   2,381
 Adjustment for options                    120      10       106      10
 Assumed conversion of preferred shares  1,260   1,260     1,260   1,260
                                         -----   -----     -----   -----
     Primary Shares                      4,227   3,997     4,213   3,651
                                         =====   =====     =====
Earnings (loss) per share:
  Continuing operations before
    extraordinary item                  $  .05  $  .02    $  .11  $  .07
  Discontinued operations (loss)             -       -         -    (.01)
                                         -----   -----     -----   -----
        Net earnings (loss)             $  .05  $  .02    $  .11  $  .06
                                         =====   =====     =====   =====

Fully diluted earnings (loss) per share:
---------------------------------------
  Earnings from continuing operations   $  191  $   95    $  472  $  241
  Adjustment for interest on promissory
    notes                                    -       1         -      23
  Discontinued operations (loss)             -       -         -     (25)
                                         -----   -----     -----   -----
        Net earnings                    $  191  $   96    $  472  $  239
                                         =====   =====     =====   =====

Weighted average common and common
  equivalent shares                      4,227   3,997     4,213   3,651
Conversion of promissory notes               -       -         -       -
                                         -----   -----     -----   -----
  Fully diluted shares                   4,227   3,997     4,213   3,651
                                         =====   =====     =====   =====
Earnings (loss) per share:
  Continuing operations before extra-
    ordinary item                       $  .05  $  .02    $  .11  $  .07
  Discontinued operations (loss)             -       -         -    (.01)
                                         -----   -----     -----   -----
        Net earnings                    $  .05  $  .02    $  .11  $  .06
                                         =====   =====     =====   =====